EXHIBIT 99.1

Regarding Blackout Period and

Regulation BTR Trading Restrictions

May 24, 2023

As required by the Employee Retirement Income Security Act (“ERISA”), Sarbanes-Oxley, and associated regulations, if certain employer retirement plan investments are subject to a blackout, Wesbanco, Inc. (the “Company”) must notify all plan participants, former participants and beneficiaries of the blackout period.

The Company is changing the plan administrator for the Wesbanco, Inc. Employee Stock Ownership and 401(k) Plan (the “KSOP”), which will be renamed as the “Wesbanco, Inc. 401(k) Plan,” and the Wesbanco, Inc. Deferred Compensation Plan (the “DC Plan” and together with the KSOP, the “Plans”), effective on or about August 1, 2023. In connection with this change, our current and former employees who participate in the Plans will be subjected to a blackout period during which they will be temporarily unable to undertake certain actions. These include directing or diversifying investments in their Plan accounts, including transfers into or out of the KSOP fund that holds Company common stock, and KSOP loans or distributions.

The period during which participants in the Plans will be unable to exercise these rights represents a “blackout period” under the Sarbanes-Oxley Act of 2002 (the “Act”). The blackout period for the Plans will begin on July 18, 2023 and is expected to end on or about August 16, 2023.

Furthermore, to comply with the Act, Regulation BTR requires the Company to notify its directors and executive officers that the KSOP’s blackout period pertains to their employer security holdings or options. During the blackout period, with certain limited exceptions, you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any equity securities of the Company, including the Company’s common stock and depositary shares, regardless of whether the transactions are effected through either of the Plans.

This trading prohibition during the blackout period does not apply to certain exempt transactions. For example, the Act permits you to make gifts of securities and to engage in transactions involving equity securities that were not acquired in connection with your services as a director or officer, although there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and meet other requirements.

In addition, as a reminder, you also remain subject to the notice and other requirements of the Company’s insider trading policy.

If you have any questions concerning this notice, the blackout period (including the status of the blackout period) or transactions during the blackout period, you should contact Jim Gardill, by email at JamesGardill@pgka.com, by phone at (304) 232-6810, or by mail at 61 14th Street, Wheeling, WV 26003.